Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333—193889) and Form S-8 (No. 333-193914, 333-188282, 333-183406, 333-178529) of Zynga, Inc. of our report dated April 16, 2014 relating to the financial statements of NaturalMotion Limited, which appears in this Current Report on Form 8-K/A of Zynga, Inc. dated April 23, 2014.

/s/ PricewaterhouseCoopers LLP

Reading, United Kingdom

April 23, 2014